EXHIBIT 11.1
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                    (In thousands, except for per share data)

                                                                       THIRTEEN WEEKS ENDED
                                                                       --------------------
                                                                  MAY 2, 1998     MAY 3, 1998
                                                                  -----------     -----------
Net income.............................................              $2,742        $1,011
                                                                     ======        ======
Basic weighted average common shares outstanding (1)....             24,660        20,421
Basic net income per common share.......................              $0.11         $0.05

Diluted weighted average common shares outstanding (2)..             25,605        23,804
Diluted net income per common share.....................              $0.11         $0.04


     (1) Basic weighted average common shares outstanding for the thirteen weeks ended May 2, 1998 includes 24,622 shares outstanding as of January 31, 1998 and 38 weighted average shares outstanding issued upon exercise of employee stock options and employee stock purchases during the thirteen weeks ended May 2, 1998. Basic net income per common share for the thirteen weeks ended May 3, 1997 was calculated by dividing net income by the basic weighted average common shares outstanding as if the Stock Split, the Series B Conversion and the Reclassification occurred on the first day of fiscal 1997.

     (2) Diluted net income per common share for the thirteen weeks ended
         May 3, 1997 was calculated by dividing net income by the diluted weighted average common shares and common share equivalents outstanding as if the Stock Split, the Series B Conversion and the Reclassification occurred on the first day of fiscal 1997. For the thirteen weeks ended
         May 3, 1997, common share equivalents included the Noteholder Warrant and Legg Mason Warrant and management options to purchase common stock under the 1996 Plan using the treasury stock method. The Offering price was utilized for the treasury stock calculations due to the lack of a public market.

                                  EXHIBIT 11.1
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

      CALCULATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

                                                                                   Weighted
Thirteen Weeks Ended May 2, 1998                   # of Shares      # of Months    Average
--------------------------------                   ----------       ------------   ---------
Outstanding common stock (a)...............        24,660,493            3        24,660,493
1996 Management Options (b)................         1,407,488            3           929,018
1997 Management Options (c)................           434,380            3             --
Options issued to a 10% owner (d)..........            99,660            3             --
Management options issued during 1998 (e)..           200,000            3            15,304
                                                                                  ----------
                                                                                  25,604,815
                                                                                  ==========


(a) Outstanding common stock includes 24,622,103 shares outstanding as of January 31, 1998 and 38,390 weighted average shares issued upon the exercise of employee stock options and employee stock purchases during the thirteen weeks ended May 2, 1998.

(b) Represents the treasury stock calculation of options issued in conjunction with a 1996 recapitalization of the Company at their exercise price of $2.677 and the average market price of $8.16 for the thirteen weeks ended
    May 2, 1998.

(c) The Company re-priced certain options issued in conjunction with the Offering to the average market price on March 27, 1998 of $8.70. Options granted to officers were not re-priced. As of May 2, 1998, these options were anti-dilutive as their exercise price was greater than the average market price of $8.16 for the thirteen weeks ended May 2, 1998.

(d) Options issued to a 10% owner have an exercise price of $15.40 and are anti-dilutive for the thirteen weeks ended May 2, 1998.

(e) Represents the treasury stock calculation of 200,000 shares issued during fiscal 1998 at an exercise price of $7.3125, and the average market price of $8.16 for the thirteen weeks ended May 2, 1998.

                                                                                     Weighted
THIRTEEN WEEKS ENDED MAY 3, 1997               # of Shares           # of Months     Average
---------------------------------              -----------           -----------     -------

Outstanding common stock...............        12,760,800                3           12,760,800
Series B conversion to common stock....         7,659,889                3            7,659,889
Legg Mason Warrant (f).................           747,096                3              604,240
Noteholder Warrant (f).................         1,992,252                3            1,611,305
1996 Management Options (f)............         1,444,080                3            1,167,951
                                                                                     ------------
                                                                                     23,804,185
                                                                                     ============

(f) Represents the treasury stock calculation of warrants/options issued in conjunction with a 1996 recapitalization of the Company at their exercise price of $2.677 and the Offering price of $14.00.